Exhibit 99.1

Contact Information:

Suzanne DuLong, VP IR & Corporate Comm

T: 802-882-2100

Investor.Services@GMCR.com

FOR IMMEDIATE RELEASE

Green Mountain Coffee Roasters, Inc. Reports Second Quarter Fiscal 2011 Results

Strong Consumer Adoption Powering Keurig Single-Cup Brewing System Sales

WATERBURY, VT (May 3, 2011) – Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR), a leader in specialty coffee and coffeemakers, today announced its fiscal 2011 second quarter results for the thirteen weeks ended March 26, 2011.

Second Quarter Fiscal 2011 Performance Highlights*

•	Net sales up 101% over the same period in fiscal 2010

•	GAAP EPS of $0.44; Non-GAAP EPS of $0.48

•	GAAP operating income increases 198% over Q2’10; Non-GAAP operating income improves 178% over the year ago quarter

•	GAAP net income increases 172% over Q2’10; Non-GAAP net income up 147% over Q2’10

Second Quarter Fiscal 2011 Results*

Net sales for the second quarter of fiscal 2011 increased 101% to $647.7 million as compared to $322.0 million for the second quarter of fiscal 2010. Under Generally Accepted Accounting Principles (GAAP), net income for the second quarter of fiscal 2011 totaled $65.4 million, or $0.44 per diluted share, representing an increase of 172% as compared to GAAP net income of $24.1 million, or $0.17 per diluted share, for the second quarter of fiscal 2010.

The Company’s non-GAAP net income for the second quarter of fiscal 2011 increased 147% to $71.5 million, from non-GAAP net income of $28.9 million in the second quarter of fiscal 2010. Second quarter fiscal 2011 non-GAAP net income excludes pre-tax items of: $1.9 million in Van Houtte transaction-related expenses, $11.7 million in amortization of identifiable intangibles related to the Company’s acquisitions, $0.4 million in legal and accounting expenses related to the SEC inquiry and pending litigation, and a $3.0 million tax benefit related to the reversal of certain non-deductible acquisition-related expenses incurred in prior quarters which are now deemed deductible in accordance with recently enacted tax regulations. Second quarter fiscal 2010 non-GAAP net income excludes pre-tax items of: $4.8 million in transaction-related expenses for the Diedrich acquisition and $3.1 million in amortization of identifiable intangibles related to the Company’s prior acquisitions.

On the same basis of presentation, GMCR’s non-GAAP earnings per diluted share increased 131% to $0.48 in the second quarter of fiscal 2011 from $0.21 in the second quarter of fiscal 2010.

“We believe healthy post-holiday in-store brewer inventory levels and positive word of mouth from enthusiastic Keurig owners combined to help drive a very strong fiscal second quarter for GMCR,” said Lawrence J. Blanford, GMCR’s president and CEO.

The Keurig® Single-Cup Brewing system brews a perfect cup of coffee, tea, hot cocoa or iced beverage in under one minute at the touch of a button.

“We believe we are in the early stages of potential Keurig system adoption in North America and continue to work to scale our operations, processes and workforce to meet both the current and expected demands of the business,” said Blanford. “The addition of leading, nationally recognized brands like Dunkin’ Donuts, Starbucks and Swiss Miss to the Keurig Single-Cup Brewing system expands customer choice within the system, fuels new excitement by current Keurig owners and users, raises system awareness, and has the potential to attract new consumers to the system.”

Fiscal 2011 Second Quarter Financial Review*

•	Approximately 82% of consolidated net sales in the second quarter were from the Keurig brewing system and its recurring K-Cup® portion pack sales, including Keurig-related accessory sales.

-	Net sales from K-Cup® portion packs totaled $411.8 million in the quarter, up 94%, or $199.1 million, over the same period in 2010.

-

In response to rising green coffee costs and increases in other input costs, in September 2010 the Company announced a price increase on all K-Cup® portion packs beginning on October 11, 2010. The price increase was fully implemented across all channels as of February 2011. In the second quarter of fiscal 2011, the price increase improved net sales by approximately 10.3% over what net sales would have been if calculated based on the pricing for K-Cup® portion packs in effect during the prior year period.

-	Net sales from Keurig brewers and accessories totaled $116.2 million in the quarter, up 86%, or $53.8 million, from the prior year period.

-

Supporting continued growth in K-Cup® demand, GMCR sold 1.2 million Keurig brewers during the second quarter of fiscal 2011. This brewer shipment number does not account for consumer returns to retailers. We estimate that GMCR brewer shipments represented approximately 91% of total brewers shipped with Keurig technology in the period.

-

The acquisition of Van Houtte completed on December 17, 2010 contributed $100.5 million to consolidated net sales, after eliminating the effect on consolidated net sales of K-Cup® portion pack sales to Keurig by Van Houtte and royalties recorded by Keurig from Van Houtte.

•	Second quarter fiscal 2011 gross margin was 37.5% of total net sales compared to 33.5% for the corresponding quarter in fiscal 2010.

•	The Company increased its GAAP operating income by 198%, to $119.6 million, in the second quarter of fiscal 2011 as compared to $40.1 million in the year ago quarter.

•

GMCR’s second quarter fiscal 2011 non-GAAP operating income of $133.6 million increased 178% over non-GAAP operating income of $48.0 million in the second quarter of fiscal 2010. Non-GAAP operating income represented 20.6% of net sales in the second quarter of fiscal 2011 and 14.9% of net sales in the second quarter of fiscal 2010.

•

The Company’s tax rate for the second quarter of fiscal 2011 was 35.5% as compared to 38.6% in the prior year quarter reflecting a lower corporate income tax rate in Canada from the Van Houtte acquisition and due to the recent Internal Revenue Service Revenue Procedure 2011-29 which allows taxpayers to deduct 70% of the previously non-deductible success-based fees incurred in connection with certain acquisitions.

•

Diluted weighted average shares outstanding increased 7% to 147.6 million in the second quarter of fiscal 2011 from 137.8 million in the second quarter of fiscal 2010 primarily due to the issuance of 8.6 million shares of common stock to Luigi Lavazza S.p.A in a private placement on September 28, 2010.

Balance Sheet Highlights

•	Cash and short-term cash investments were $64.5 million at March 26, 2011, up from $62.9 million at December 25, 2010.

•	Accounts receivable increased 77% year-over-year to $226.8 million at March 26, 2011, from $128.2 million at March 27, 2010, reflecting continuing sales growth.

•	Inventories were $300.8 million at March 26, 2011 including $29.5 million of Van Houtte-related inventories. This compares to $262.5 million at September 25, 2010.

•	Debt outstanding increased to $1.060 billion at March 26, 2011 from $354.5 million at September 25, 2010 primarily as a result of the Company’s acquisition of Van Houtte on December 17, 2010.

•

The Company is pursuing a sale of the Filterfresh U.S.-based coffee services business portion of its Van Houtte acquisition, which is classified as “assets available for sale” in the Company’s financial statements, and expects to use any proceeds from an ultimate sale to reduce debt.

Business Outlook and Other Forward-Looking Information*

Company Estimates for Fiscal Year 2011

The Company provided the following revised estimates for its fiscal year 2011.

•	Total consolidated net sales growth of 82% to 87%, up from previous net sales growth guidance of 75% to 80%.

•

The Company increased its 2011 non-GAAP earnings per diluted share range to $1.43 to $1.50 per diluted share from $1.19 to $1.29 per share, excluding any acquisition-related transaction expenses; legal and accounting expenses related to the SEC inquiry, the Company’s internal investigation and pending litigation; amortization of identifiable intangibles related to the Company’s acquisitions; deferred financing costs; and, foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition.

•	Capital expenditures for fiscal 2011 in the range of $275 million to $305 million, up from previous capital expenditure guidance of $245 million to $290 million.

Company Estimates for Third Quarter Fiscal Year 2011

The Company also provided its first estimates for its third quarter of fiscal 2011:

•	Total consolidated net sales growth of 90% to 95%.

•

Non-GAAP earnings per share in the range of $0.34 to $0.38 per diluted share excluding any acquisition-related transaction expenses; legal and accounting expenses related to the SEC inquiry, the Company’s internal investigation and pending litigation; deferred financing costs; and, amortization of identifiable intangibles related to the Company’s acquisitions.

*All comparisons to prior periods reflect restated financial results for those periods as reported in Annual Report on Form 10-K filed December 9, 2010. A complete reconciliation of the Company’s GAAP to non-GAAP results is provided with this announcement.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits such as acquisition-related transaction expenses, legal and accounting-related expenses associated with the SEC inquiry, the Company’s internal investigation and pending litigation, foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition, and non-cash related items such as amortization of identifiable intangibles, each of which include adjustments to show the tax impact of excluding these items. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations” tables that accompany this press release for a full reconciliation the Company’s GAAP to non-GAAP results.

Conference Call and Webcast

Green Mountain Coffee Roasters, Inc. will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, May 3, 2011. Management’s prepared remarks on its quarterly results will be provided via a Current Report on Form 8-K and also posted under the events link in the Investor Relations section of the Company’s website at www.GMCR.com. As a result, the conference call will include only brief remarks by management followed by a question and answer session. The call along with accompanying slides is accessible, via live webcast from the events link in the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, Passcode 6217671 from 9:00 p.m. ET on May 3, 2011 through 9:00 PM ET on Sunday, May 8, 2011.

About Green Mountain Coffee Roasters, Inc.

As a leader in specialty coffee and coffee makers, Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR), is recognized for its award-winning coffees, innovative Keurig Single-Cup brewing technology, and socially responsible business practices. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in sustainably-grown coffee, and donating at least five percent of its pre-tax profits to social and environmental projects.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its website, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating the Company’s acquisitions, the Company’s success in introducing and producing new product offerings, the ability of lenders to honor their commitments under the Company’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, Keurig’s ability to continue to grow and build profits with its roaster partners in the At Home and Away from Home businesses, the Company experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, the impact of the inquiry initiated by the SEC and any related litigation or additional governmental investigative or enforcement proceedings, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Statements of Operations

(Dollars in thousands except per share data)

	Thirteen weeks ended March 26, 2011	Thirteen weeks ended March 27, 2010 (As Restated)
Net sales	$647,658	$321,953
Cost of sales	404,803	214,103

Gross profit	242,855	107,850

Selling and operating expenses	79,745	43,251
General and administrative expenses	43,499	24,464

Operating income	119,611	40,135

Other income (expense)	1,078	(133)
Loss on financial instruments, net	(5,959)	—
Gain on foreign currency, net	4,045	—
Interest expense	(16,672)	(833)

Income before income taxes	102,103	39,169

Income tax expense	(36,295)	(15,114)

Net Income	65,808	24,055

Less: Net income attributable to noncontrolling interests	436	—

Net income attributable to GMCR	$65,372	$24,055

Basic income per share:
Basic weighted average shares outstanding	141,784,994	131,263,638
Net income	$0.46	$0.18

Diluted income per share:
Diluted weighted average shares outstanding	147,558,595	137,831,574
Net income	$0.44	$0.17

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Statements of Operations

(Dollars in thousands except per share data)

	Twenty-six weeks ended March 26, 2011	Twenty-six weeks ended March 27, 2010 (As Restated)
Net sales	$1,221,806	$667,105
Cost of sales	835,351	463,678

Gross profit	386,455	203,427

Selling and operating expenses	158,034	96,626
General and administrative expenses	85,530	47,636

Operating income	142,891	59,165

Other income (expense)	1,166	110
Loss on financial instruments, net	(12,301)	(354)
Gain on foreign currency, net	5,624	—
Interest expense	(22,730)	(1,881)

Income before income taxes	114,650	57,040

Income tax expense	(46,393)	(22,925)

Net Income	68,257	34,115

Less: Net income attributable to noncontrolling interests	473	—

Net income attributable to GMCR	$67,784	$34,115

Basic income per share:
Basic weighted average shares outstanding	141,579,543	131,116,251
Net income	$0.48	$0.26

Diluted income per share:
Diluted weighted average shares outstanding	147,310,364	137,628,396
Net income	$0.46	$0.25

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Balance Sheets

(Dollars in thousands)

	March 26, 2011	September 25, 2010
Assets
Current assets:
Cash and cash equivalents	$33,737	$4,401
Restricted cash and cash equivalents	30,765	355
Receivables, less uncollectible accounts and return allowances of $20,565 and $14,056 at March 26, 2011 and September 25, 2010, respectively	226,773	172,200
Inventories	300,760	262,478
Income taxes receivable	10,526	5,350
Other current assets	32,407	23,488
Current deferred income taxes, net	23,713	26,997
Current assets held for sale	27,229	—

Total current assets	685,910	495,269

Fixed assets, net	429,595	258,923
Intangibles, net	569,016	220,005
Goodwill	808,881	386,416
Other long-term assets	58,914	9,961
Long-term assets held for sale	117,444	—

Total assets	$2,669,760	$1,370,574

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$11,328	$19,009
Accounts payable	154,697	139,220
Accrued compensation costs	31,899	24,236
Accrued expenses	72,837	49,279
Income tax payable	3,088	1,934
Other short-term liabilities	36,876	4,377
Current liabilities related to assets held for sale	19,786	—

Total current liabilities	330,511	238,055

Long-term debt	1,048,399	335,504
Long-term deferred income taxes, net	195,952	92,579
Other long-term liabilities	27,651	5,191
Long-term liabilities related to assets held for sale	1,378	—

Commitments and contingencies

Redeemable noncontrolling interests	20,220	—

Stockholders’ equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares;
No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 200,000,000 shares;
Issued - 141,999,856 and 132,823,585 shares at March 26, 2011 and September 25, 2010, respectively	14,200	13,282
Additional paid-in capital	737,616	473,749
Retained earnings	280,934	213,844
Accumulated other comprehensive income (loss)	12,899	(1,630)

Total stockholders’ equity	1,045,649	699,245

Total liabilities and stockholders’ equity	$2,669,760	$1,370,574

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Statements of Cash Flows

(Dollars in thousands)

	Twenty-six weeks ended March 26, 2011	Twenty-six weeks ended March 27, 2010 (As Restated)
Cash flows from operating activities:
Net income	$68,257	$34,115

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	30,991	12,667
Amortization of intangibles	17,793	5,204
Amortization of deferred financing fees	5,175	—
Gain on foreign currency exchange transactions	(5,624)	—
(Gain) loss on disposal of fixed assets	(75)	451
Bad debts	400	342
Sales returns	5,262	3,334
Loss (gain) on financial instruments, net	12,281	(112)
Tax benefit from exercise of non-qualified options and disqualified dispositions of incentive stock options	6	22
Excess tax benefits from equity-based compensation plans	(5,839)	(4,492)
Deferred income taxes	2,862	(2,444)
Deferred compensation and stock compensation	4,633	3,926
Changes in assets and liabilities, net of effects of acquisition:
Receivables	(11,197)	(31,583)
Inventories	(889)	38,016
Income tax receivable (payable), net	2,562	(6,758)
Other current assets	(9,538)	(7,935)
Other long-term assets, net	(11,300)	102
Accounts payable	8,987	6,547
Accrued compensation costs	(8,487)	(1,151)
Accrued expenses	8,129	15,043
Other short-term liabilities	(529)	—
Other long-term liabilities	11,401	—

Net cash provided by operating activities	125,261	65,294

Cash flows from investing activities:
Change in restricted cash	150	210
Proceeds from sale of short-term investments	—	50,000
Proceeds from notes receivable	103	—
Acquisition of Timothy’s Coffee of the World Inc.	—	(154,208)
Advance on acquisition of Diedrich Coffee, Inc., net of cash acquired	—	(8,500)
Acquisition of LJVH Holdings, Inc. (Van Houtte), net of cash acquired	(907,835)	—
Capital expenditures for fixed assets	(99,040)	(53,175)
Proceeds from disposal of fixed assets	280	183
Other investing activities	(158)	—

Net cash used in investing activities	(1,006,500)	(165,490)

Cash flows from financing activities:
Net change in revolving line of credit	257,923	(3,000)
Proceeds from issuance of common stock under compensation plans	4,784	3,553
Proceeds from issuance of common stock	249,524	—
Dividends paid to redeemable noncontrolling interests shareholders	(386)	—
Excess tax benefits from equity-based compensation plans	5,838	4,492
Capital lease obligations	(5)	(25)
Proceeds from borrowings of long-term debt	794,500	—
Deferred financing fees	(41,628)	—
Repayment of long-term debt	(354,773)	(2,500)

Net cash provided by financing activities	915,777	2,520

Change in cash balances included in short-term assets held for sale	(6,510)	—

Effect of exchange rate changes on cash and cash equivalents	1,308	—

Net (decrease) increase in cash and cash equivalents	29,336	(97,676)
Cash and cash equivalents at beginning of period	4,401	241,811

Cash and cash equivalents at end of period	$33,737	$144,135

Supplemental disclosures of cash flow information:
Fixed asset purchases included in accounts payable and not disbursed at the end of each year	$11,051	$8,870

Noncash investing activity:
Liabilities assumed in conjunction with acquisitions	$—	$1,533

GREEN MOUNTAIN COFFEE ROASTERS, INC.

GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations

(Dollars in thousands)

	Thirteen weeks ended March 26, 2011	Thirteen weeks ended March 27, 2010
Operating income	$119,611	$40,135
Acquisition-related expenses (1)	1,905	4,839
SEC inquiry (2)	405	—
Amortization of identifiable intangibles (3)	11,658	3,061

Non-GAAP operating income	$133,579	$48,035

	Thirteen weeks ended March 26, 2011	Thirteen weeks ended March 27, 2010
Net income	$65,372	$24,055
After tax:
Acquisition-related expenses (4)	(1,858)	2,886
SEC inquiry (2)	249	—
Amortization of identifiable intangibles (3)	7,763	1,998

Non-GAAP net income	$71,526	$28,939

	Thirteen weeks ended March 26, 2011	Thirteen weeks ended March 27, 2010
Diluted income per share	$0.44	$0.17
After tax:
Acquisition-related expenses (4)	$(0.01)	$0.02
SEC inquiry (2)	$0.00	$—
Amortization of identifiable intangibles (3)	$0.05	$0.01

Non-GAAP net income per share	$0.48	$0.21	*

* Does not add due to rounding.

(1)	Represents direct acquisition-related expenses of $1.9 million ($1.2 million after-tax) and $4.8 million ($2.9 million after-tax) for the second quarter of fiscal 2011 and fiscal 2010, respectively.
(2)	Represents legal and accounting expenses, net of tax, related to the SEC inquiry and pending litigation classified as general and administrative.
(3)	Represents the amortization of intangibles, net of tax, related to the Company’s acquisitions classified as general and administrative expense.
(4)	Represents direct acquisition-related expenses of $1.9 million ($1.2 million after-tax) and $4.8 million ($2.9 million after-tax) for the second quarter of fiscal 2011 and fiscal 2010, respectively. In the second quarter of fiscal 2011, the Company recognized a tax benefit of $3.0 million related to the reversal of certain nondeductible acquisition-related expenses incurred during the Company’s fourth quarter of fiscal 2010 and the first quarter of fiscal 2011 that are now deemed deductible in accordance with recently enacted tax regulations. This tax benefit was reversed for purposes of this non-GAAP table.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations

(Dollars in thousands)

	Twenty-six weeks ended March 26, 2011		Twenty-six weeks ended March 27, 2010
Operating income	$142,891		$59,165
Acquisition-related expenses (1)	10,573		9,897
SEC inquiry (2)	6,394		—
Amortization of identifiable intangibles (3)	17,793		5,204

Non-GAAP operating income	$177,651		$74,266

	Twenty-six weeks ended March 26, 2011		Twenty-six weeks ended March 27, 2010
Net income	$67,784		$34,115
After tax:
Acquisition-related expenses (4)	14,524		6,681
SEC inquiry (2)	3,929		—
Amortization of identifiable intangibles (3)	11,655		3,361

Non-GAAP net income	$97,892		$44,157

	Twenty-six weeks ended March 26, 2011		Twenty-six weeks ended March 27, 2010
Diluted income per share	$0.46		$0.25
After tax:
Acquisition-related expenses (4)	$0.10		$0.05
SEC inquiry (2)	$0.03		$—
Amortization of identifiable intangibles (3)	$0.08		$0.02

Non-GAAP net income per share	$0.66	*	$0.32

* Does not add due to rounding.

(1)	Represents direct acquisition-related expenses of $10.6 million ($9.8 million after-tax) and $9.9 million ($6.7 million after-tax) for the 2011 YTD period and the prior YTD period, respectively; and for the 2011 YTD period, the write-off of deferred financing expenses as part of the new debt financing of $2.6 million ($1.6 million after-tax) and the foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition of $5.3 million ($4.0 million after-tax).
(2)	Represents legal and accounting expenses related to the SEC inquiry, the Company’s internal investigation and pending litigation classified as general and administrative.
(3)	Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.
(4)	Represents direct acquisition-related expenses of $10.6 million ($9.8 million after-tax) and $9.9 million ($6.7 million after-tax) for the 2011 YTD period and the prior YTD period, respectively; and for the 2011 YTD period, the write-off of deferred financing expenses as part of the new debt financing of $2.6 million ($1.6 million after-tax) and the foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition of $5.3 million ($4.0 million after-tax). In the 2011 YTD period, the Company recognized a $2.1 million tax expense related to the reversal of nondeductible acquisition-related expenses incurred during the Company’s fourth quarter of fiscal 2010 and a $3.0 million tax benefit related to the reversal of certain nondeductible acquisition-related expenses incurred during the Company’s fourth quarter of fiscal 2010 and the first quarter of fiscal 2011 that are now deemed deductible in accordance with recently enacted tax regulations. This combined tax affect was reversed for purposes of this non-GAAP table.